Exhibit 2.1

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT, dated as of October 10, 2019 (this “Amendment Agreement”), amends the Merger Agreement dated as of July 16, 2019 (the “Merger Agreement”), by and among BiomX Ltd., an Israeli company (the “Company”), Shareholder Representative Services LLC, as the Shareholders’ Representative (the “Shareholders’ Representative”), Chardan Healthcare Acquisition Corp., a Delaware corporation (the “Purchaser”) and CHAC Merger Sub Ltd., an Israeli company (“Merger Sub”). Any capitalized terms not defined herein and defined in the Merger Agreement have the same meaning as in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment.

a)	Section 9.8(a) of the Merger Agreement is hereby amended by deleting the phrase “Thirty Million Dollars ($30,000,000)” and replacing it with “Thirty-Two Million Dollars ($32,000,000)”.

b)	The text of Section 9.8(b) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Purchaser and the Company shall use their commercially reasonable efforts to cause (i) the immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have been deposited into the New Investment Escrow Account pursuant to the Company Securityholder Purchase Agreements to equal or exceed Twenty Million Dollars ($20,000,000), and (ii) the immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have not been deposited into the New Investment Escrow Account pursuant to the Company Securityholder Purchase Agreements or the Third Party Purchase Agreements to equal or exceed Three Million Dollars ($3,000,000).”

c)	The text of Section 9.10 of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“Dual Listing. Within 60 days following the Closing, the Purchaser’s Board of Directors shall consider whether it is advisable and in the best interests of the Purchaser and its stockholders to list the Purchaser Common Stock on the Tel Aviv Stock Exchange.”

d)	Section 10.2(h) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“The immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have been deposited into the New Investment Escrow Account (i) pursuant to the Company Security Purchase Agreements shall equal or exceed Twenty Million Dollars ($20,000,000) and (ii) pursuant to one or more security purchase agreements that are not Company Securityholder Purchase Agreements or Third Party Purchase Agreements shall equal or exceed Three Million Dollars ($3,000,000).”

e)	Section 10.3(d) of the Merger Agreement is hereby amended by deleting the phrase “Fifty Million Dollars ($50,000,000)” and replacing it with “Fifty-Five Million Dollars ($55,000,000)”.

f)	Section 10.3(h) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“The immediately available funds contained in the New Investment Escrow Account available for release to Purchaser immediately following the Closing that have been deposited into the New Investment Escrow Account (i) pursuant to the Company Security Purchase Agreements shall equal or exceed Twenty Million Dollars ($20,000,000), and (ii) pursuant to one or more security purchase agreements that are not Company Securityholder Purchase Agreements or Third Party Purchase Agreements shall equal or exceed Three Million Dollars ($3,000,000).”.”

g)	Section 13.1 of the Merger Agreement is hereby amended by deleting the phrase “October 31, 2019” and replacing it with “November 30, 2019” and deleting the clause “; provided, that if the SEC has not declared the Proxy Statement effective on or prior to September 30, 2019, the Outside Closing Date shall be automatically extended to November 30, 2019” in its entirety.

2.	Limited Effect; No Modifications. The provisions set forth in Section 1 above shall be limited precisely as written. Nothing contained in this Amendment Agreement will be deemed or construed to otherwise amend, supplement or modify the Merger Agreement or otherwise affect the rights and obligations of any party thereto, all of which remain in full force and effect.

3.	Miscellaneous.

a)	This Amendment Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

b)	This Amendment Agreement shall inure to the benefit of and be binding upon each of the parties and each of their respective successors and assigns.

c)	The headings in this Amendment Agreement are for reference only and do not affect the interpretation of this Amendment Agreement.

d)	This Amendment Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment Agreement.

e)	Each party shall pay its own costs and expenses in connection with this Amendment Agreement (including the fees and expenses of its advisors, accounts and legal counsel).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the date first written above.

Purchaser:

CHARDAN HEALTHCARE ACQUISITION CORP.

By:
Name:
Title:

Merger Sub:

CHAC MERGER SUB LTD.

By:
Name:
Title:

Company:

BIOMX LTD.

By:
Name:
Title:

Shareholders’ Representative:

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Shareholders’ Representative

By:
Name:
Title:

Solely for the purposes of Section 9.10:

CHARDAN INVESTMENTS LLC

By:
Name:
Title:

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